

                             EXHIBIT 12.1
                  AMERICAN EXPRESS CREDIT CORPORATION
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (millions)


                                         Years Ended December 31,
                                         -----------------------

                               ----------------------------------------
                                   1998    1997   1996    1995   1994
                                 ------  ------ ------  ------  ------
   Earnings:
   Net Income                    $  237  $  212 $  215  $  197   $139
   Income tax provision             128     114    115     105     75
   Interest expense               1,190   1,125  1,117   1,054    736
                                 ------  ------ ------  ------  -----

   Total earnings                $1,555  $1,451 $1,447  $1,356   $950
                                 ======  ====== ======  ======  =====
   Fixed charges-
    interest expense             $1,190  $1,125 $1,117  $1,054   $736
                                 ======  ====== ======  ======  =====
   Ratio of earnings to
    fixed charges                  1.31    1.29   1.30    1.29   1.29


       Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.


                             EXHIBIT 12.2
                       AMERICAN EXPRESS COMPANY
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in millions)


                                         Years Ended December 31,
                                 ------------------------------------------
                                 1998     1997     1996     1995     1994
                                 ----     ----     ----     ----     ----
   Earnings:
    Pretax income from
     continuing operations     $2,925   $2,750   $2,664   $2,183   $1,891
    Interest expense            2,224    2,122    2,160    2,343    1,925
    Other adjustments             124      127      139       95      103
                               ------   ------   ------   ------   ------
   Total earnings(a)           $5,273   $4,999   $4,963   $4,621   $3,919
                               ------   ------   ------   ------   ------

   Fixed charges:
    Interest expense           $2,224   $2,122   $2,160   $2,343   $1,925
    Other adjustments             129      129      130      135      142
                               ------   ------   ------   ------   ------
   Total fixed charges(b)      $2,353   $2,251   $2,290   $2,478   $2,067
                               ------   ------   ------   ------   ------

   Ratio of earnings to
    fixed charges (a/b)          2.24     2.22     2.17     1.86     1.90

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, American Express completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation. In the fourth quarter of 1995, American Express' ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, American
Express' investment in FDC is accounted for as Investments -
Available for Sale.